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                                                                    EXHIBIT 11.1


             Statement Regarding Computation of Per Share Earnings
--------------------------------------------------------------------------------

Sohu.com Inc.
EPS Exhibit


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                                                                    Year Ended December 31,
                                                               ---------------------------------
                                                               1997           1998          1999
                                                               ----           ----          ----

Computation of basic net loss per share

Numerator:
  Net loss                                                    -$160          -$615       -$3,449
  Accretion of Series B and C Mandatorily Redeemable
    Preferred Stocks to redemption value                          0           -244          -917
                                                                  -           ----          ----

  Net loss attributable to common shareholders                 -160           -859        -4,366
                                                               ====           ====        ======

Denominator:

  Shares used in computing basic net loss per
    (in thousands)                                            3,500          3,564         3,588
                                                              =====          =====         =====

Basic net loss per share attributable to
  common shareholders                                        -$0.05         -$0.24        -$1.22
                                                             ======         ======        ======


Computation of diluted net loss per share

  Net loss                                                    -$160          -$615       -$3,449
  Accretion of Series B and C Mandatorily Redeemable
    Preferred Stocks to redemption value                          0           -244          -917
                                                                  -           ----          ----

  Net loss attributable to common shareholders                 -160           -859        -4,366
                                                               ====           ====        ======

Denominator:

  Shares used in computing basic net loss per share
    (in thousands)                                            3,500          3,564         3,588
  Antidilutive securities including options, warrants
    and preferred shares not included in basic net
    loss per share calculation (in thousands)(1)              1,239          3,005         4,822
                                                              -----          -----         -----

  Shares used in computing diluted net loss per share
    (in thousands)                                            4,739          6,569         8,410
                                                              =====          =====         =====

Diluted net loss per share attributable to
  common shareholders                                        -$0.03         -$0.13        -$0.52
                                                             ======         ======        ======

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(1)  Antidilutive Securities are included herein pursuant to Securities and
Exchange Commission rule even though such presentation is not required under SFAS 128 as the effect is to reduce the Company's loss per share.